EXHIBIT 12.3


              PUBLIC SERVICE COMPANY OF NEW MEXICO AND SUBSIDIARIES
                       Ratio of Earnings to Fixed Charges

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                                          Six Months
                                             Ended                          Year Ended December 31,
                                           06/30/03     12/31/02      12/31/01     12/31/00     12/31/99      12/31/98
                                          ------------ ------------  ------------ ------------ ------------  ------------
                                                                          (In thousands)
Fixed charges, as defined by the
   Securities and Exchange Commission:
Interest on Long-term Debt                   $ 31,679     $ 56,409     $ 62,716      $ 62,823    $ 65,899      $ 50,929
Amortization of Debt Premium,
   Discount and Expenses                        1,242        2,302        2,346         2,037       2,121         1,513
Other Interest                                  2,480        3,173          (64)          752       2,667        10,791
Estimated Interest Factor of Lease
   Rental Charges                               9,126       22,290       22,235        19,716      16,514        64,275
                                          ------------ ------------  ------------ ------------ ------------  ------------
     Total Fixed Charges                     $ 44,527     $ 84,174      $87,233      $ 85,328    $ 87,201      $127,508
                                          ============ ============  ============ ============ ============  ============

Earnings, as defined by the Securities
   and Exchange Commission:
Consolidated Net Earnings from
   Continuing Operations                     $ 30,748     $ 62,216      $150,433     $100,946    $ 79,614      $ 95,119
Income Taxes                                   18,085       32,870        81,063       74,345      42,308        56,291
Add Fixed Charges as Above                     44,527       84,174        87,233       85,328      87,201       127,508
                                          ------------ ------------  ------------ ------------ ------------  ------------
Earnings Available for Fixed Charges         $ 93,360     $179,260      $318,729     $260,619    $209,123      $278,918
                                          ============ ============  ============ ============ ============  ============
Ratio for Earnings to Fixed Charges             2.097        2.130         3.654        3.054       2.398         2.187
                                          ============ ============  ============ ============ ============  ============


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